EXHIBIT 4.1

BALLARD POWER SYSTEMS INC.

CONSOLIDATED
SHARE OPTION PLAN

EFFECTIVE AS OF

JUNE 2, 2009

BALLARD POWER SYSTEMS INC.

CONSOLIDATED SHARE OPTION PLAN

ARTICLE 1
GENERAL PROVISIONS

Section 1.1     Purpose

The purpose of this Share Option Plan is to recognize contributions made by Directors, Officers and Employees and to provide for an incentive for their continuing relationship with the Corporation and its Subsidiaries and to promote a greater alignment of interests between Directors, Officers and Employees and the shareholders by providing equity incentives.

Section 1.2     Definitions

As used in this Share Option Plan, the following terms have the following meanings:

(a)	Accelerated Vesting Event means the occurrence of any one of the following events:
(i)

a take-over bid (as defined under Securities Legislation) is made for Common Shares or Convertible Securities which, if successful would result (assuming the conversion, exchange or exercise of the Convertible Securities, if any, that are the subject of the take-over bid) in any person or persons acting jointly or in concert (as determined under Securities Legislation) or persons associated or affiliated with such person or persons (as determined under Securities Legislation) beneficially, directly or indirectly, owning shares that would, notwithstanding any agreement to the contrary, entitle the holders thereof for the first time to cast at least 66 2/3% of the votes attaching to all shares in the capital of the Corporation that may be cast to elect Directors;

(ii)

the acquisition or continuing ownership by any person or persons acting jointly or in concert (as determined under Securities Legislation), directly or indirectly, of Common Shares or of Convertible Securities, which, when added to all other securities of the Corporation at the time held by such person or persons, persons associated with such person or persons, or persons affiliated with such person or persons (as determined under Securities Legislation) (collectively, the “Acquirors”), and assuming the conversion, exchange or exercise of Convertible Securities beneficially owned by the Acquirors, results in the Acquirors beneficially owning shares that would, notwithstanding any agreement to the contrary, entitle the holders thereof for the first time to cast at least 66 2/3% of the votes attaching to all shares in the capital of the Corporation that may be cast to elect Directors;

(iii)	the sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets, other than to a Subsidiary;

(iv)

an amalgamation, merger, arrangement or other business combination (a “Business Combination”) involving the Corporation receives the approval of, or is accepted by, the securityholders of the Corporation (or all classes of securityholders whose approval or acceptance is required) or, if their approval or acceptance is not required in the circumstances, is approved or accepted by the Corporation and:

(A)

as a result of that Business Combination, parties to the Business Combination or securityholders of the parties to the Business Combination, other than the securityholders of the Corporation, own, directly or indirectly, shares of the continuing entity that entitle the holders thereof to cast at least 66 2/3% of the votes attaching to all shares in the capital of the continuing entity that may be cast to elect Directors; and

(B)	either:
(i)	one of the consequences of the Business Combination is to Privatize the Corporation; or
(ii)	prior to completion of the Business Combination any of the parties to the Business Combination have publicly expressed an intention to Privatize the Corporation; or
(v)

any other transaction, a consequence of which is to Privatize the Corporation, receives the approval of, or is accepted by, the securityholders of the Corporation (or all classes of securityholders of the Corporation whose approval or acceptance is required) or, if their approval or acceptance is not required in the circumstances, is approved or accepted by the Corporation;

(b)	AFCC means AFCC Automotive Fuel Cell Cooperation Corp.;
(c)	Annual Retainer for a particular Director means either:
(i)

the aggregate of the annual retainer (including any additional amounts payable for serving as lead Director or committee Chair or member of a committee) and the attendance fee, payable to that Director, or

(ii)	the annual retainer (which may include any additional amounts payable for serving as lead Director or committee Chair or member of a committee), payable to that Director,

as determined by the Board;

(d)

Applicable Laws means all applicable federal, provincial and foreign laws, rules and regulations, the rules, regulations and requirements of any stock exchange(s) on which the Common Shares are listed for trading;

(e)	associate, unless otherwise specified, has the meaning ascribed thereto under Securities Legislation;
(f)	Board means the board of directors of the Corporation;
(g)	Business Day means any day other than a Saturday, Sunday or statutory or civic holiday in the City of Vancouver, B.C.;
(h)

Committee means the Management, Development, Nominating & Compensation Committee of the Board, or any other committee to which the Board delegates responsibility for the interpretation and administration of this Share Option Plan;

(i)	Common Shares means the common shares in the capital of the Corporation;
(j)	Convertible Securities means securities convertible into, exchangeable for or representing the right to acquire Common Shares;
(k)	Corporation means Ballard Power Systems Inc.;
(l)	Director means a member of the Board;
(m)	Effective Date of an Option means the date on which the Option is granted, whether or not the grant is subject to any Regulatory Approval;
(n)	Employee means a permanent employee of the Corporation or a Subsidiary, and for greater certainty, includes:
(i)	a part-time employee of the Corporation or a Subsidiary; and
(ii)

an individual that is seconded to the Corporation or a Subsidiary who is approved for participation in this Share Option Plan by the Board and in respect of whom, to the extent necessary, the Corporation has qualified by way of an exemption, or has obtained an order from any securities commission or other regulatory authority having jurisdiction over the granting of options, permitting granting of the Option;

(o)	Expiry Date of an Option means the day on which the Option lapses;
(p)

Fair Market Value means not less than the closing sale price per Common Share at which Common Shares are traded on the TSX on the relevant date. If the Common Shares are not listed on the TSX, the Fair Market Value will be the value established by the Board based on the average of the closing prices per Common Share on any other public exchange on which the Common Shares are listed, or if the Common

Shares are not listed on any public exchange, by the Board based on its determination of the fair value of the Common Shares;

(q)	Insider means:
(i)

an insider of the Corporation as defined under Securities Legislation, other than a person who is excluded (in the relevant context) as such by virtue of a policy, staff notice, guidance, rule or requirement of the TSX (including the provisions of the TSX Company Manual); and

(ii)	an associate or affiliate (as determined in accordance with Securities Legislation) of a person who is an Insider by virtue of (i) above;
(r)	NASDAQ means the Nasdaq Global Market;
(s)	Officer means an individual who is an officer of the Corporation or a Subsidiary;
(t)	Option means a right to purchase Common Shares granted under this Share Option Plan (including any Predecessor Plan) to a Director, Officer or Employee;
(u)

Option Commitment means the notice of grant of an Option delivered by the Corporation to an Optionee and, in the case of a Director, Officer or Employee, substantially in the form of set out in Schedule “A” hereto;

(v)	Optioned Shares means Common Shares subject to an Option;
(w)	Optionee means an individual to whom an Option is granted by the Corporation under this Share Option Plan (including any Predecessor Plan);
(x)	Predecessor Plans means the Corporation’s 1997 Share Option Plan, 2000 Share Option Plan, 2002 Share Option Plan and BGS Option Exchange Plan, each dated effective as of December 31, 2008;
(y)

Privatize the Corporation means any transaction or other act a consequence of which is that the Common Shares of the Corporation will no longer be listed and posted for trading on any nationally recognized stock exchange in Canada or the United States (such as the TSX, the New York Stock Exchange or NASDAQ);

(z)	Regulatory Approval means the approval of the TSX and every other stock exchange or securities agency whose approval is required in the circumstances;
(aa)	Retired means:
(i)	with respect to an Officer or Employee, the retirement of the Officer or Employee within the meaning of the Canada Pension Plan, after attainment of age 65; and

(ii)	with respect to a Director, cessation of office as a Director, other than by reason of death, after attainment of age 70;
(bb)	Securities Legislation means the laws, rules and regulations applicable in the Canadian jurisdiction in which the Corporation’s principal securities regulator is located in includes, at the date hereof, Multilateral Instrument 62-104 (Take-Over Bids and Issuer Bids);
(cc)

Share Compensation Arrangement has the meaning ascribed to “security based compensation arrangement” in Section 613(b) of the TSX Company Manual, as amended from time to time, and includes this Share Option Plan;

(dd)	Share Option Plan means this Consolidated Share Option Plan, as amended from time to time;
(ee)	Subscription Price means the amount payable on an exercise of an Option;
(ff)	Subsidiary means a subsidiary of the Corporation, as determined under Securities Legislation;
(gg)

the words “the last day on which the Officer or Employee worked for the Corporation or a Subsidiary” and the words “the last day on which the Optionee, if an Officer or Employee, worked for the Corporation or a Subsidiary” mean, with respect to an Officer or Employee whose employment has been terminated by the Corporation or a Subsidiary:

(i)	other than for just cause, either:
(A)

the day specified by the Corporation or such Subsidiary in writing to the Officer or Employee as being the last day on which the Officer or Employee is to report for work for the Corporation or a Subsidiary; or

(B)

if such Officer or Employee is given pay in lieu of advance notice of a pending effective date of termination, the day on which such notice of termination is given in writing by the Corporation or such Subsidiary to the Officer or Employee; and

(ii)	for just cause, the day on which the notice of termination was given; and

for these purposes, the day on which an individual ceases to be an Officer or Employee of the Corporation or a Subsidiary will be deemed to be the last day on which such Officer or Employee worked for the Corporation or Subsidiary;

(hh)	Totally Disabled with respect to an Officer or Employee, means that the Officer or Employee:

(i)

is unable to engage in a substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(ii)	is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Employees; and
(ii)	TSX means the Toronto Stock Exchange.

Section 1.3     Interpretation

In this Share Option Plan:

(a)	references to options issued or granted under this Share Option Plan shall be deemed to include options issued or granted under any Predecessor Plan which are outstanding as of the Effective Date;
(b)

a reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations;

(c)	references to Sections are to sections of this Share Option Plan;
(d)	unless the context requires otherwise, words importing the singular include the plural and vice versa; and
(e)	all headings and titles are included for convenience only and they are to be ignored in the interpretation of this Share Option Plan.

ARTICLE 2
SHARE OPTION PLAN

Section 2.1     Eligibility

Options to purchase unissued Common Shares may be granted from time to time under this Share Option Plan by the Board, on the recommendation of the Committee and the Chief Executive Officer of the Corporation, to Directors, Officers and Employees.

Section 2.2     Incorporation of Terms of Share Option Plan

Subject to specific variations approved by the Board, all terms and conditions set out herein will be deemed to be incorporated into and form part of each Option.

Section 2.3     Maximum Shares to Be Reserved for Issuance

The aggregate number of Common Shares that may be reserved for issuance under this Share Option Plan, when aggregated with the number of Common Shares reserved for issuance under the Corporation’s Consolidated Share Distribution Plan, shall not exceed 10% of the Common Shares then issued and outstanding (on a non-diluted basis). For greater certainty, any increase in the issued and outstanding Common Shares will result in an increase in the number of Common Shares available under this Share Option Plan and the Corporation’s Consolidated Share Distribution Plan and any exercise, conversion, redemption, expiry, termination or surrender of an award made under this Share Option Plan or the Corporation’s Consolidated Share Distribution Plan, and any satisfaction of an award made under this Share Option

Plan or the Corporation’s Consolidated Share Distribution Plan otherwise than through the issue of treasury Shares will make additional Common Shares available under this Share Option Plan and the Corporation’s Consolidated Share Distribution Plan.

ARTICLE 3
TERMS AND CONDITIONS OF OPTIONS

Section 3.1	Determination of the Subscription Price

The Subscription Price per Common Share to be acquired on the exercise of an Option will not be less than the closing price per share for the Common Shares on the TSX on the last trading day on the TSX before the Effective Date of the Option.

Section 3.2	Payment of the Subscription Price

Any Director, Officer or Employee receiving an Option under this Share Option Plan will pay to the Corporation, or its designee, upon exercise of the Option, the Subscription Price, and any applicable taxes, in the currency that is stated on the Option Commitment provided to such Director, Officer or Employee and if such currency is a currency other than Canadian dollars, the exchange rate used to determine the Subscription Price will be based on the Bank of Canada’s exchange rate on the Effective Date of the Option.

Section 3.3	Term of Options

The term of an Option will be such period after the Effective Date thereof, not exceeding 10 years, as the Board determines at the time of granting of the Option.

Section 3.4	Expiry Date

Notwithstanding any other provision of this Share Option Plan, if the Expiry Date of any vested Option (or the last date on which a vested Option can be exercised in accordance with Section 3.9) falls on, or within nine (9) Business Days immediately following, a date upon which an Optionee is prohibited from exercising such Option due to a black-out period or other trading restriction imposed by the Corporation, then the Expiry Date of such Option (or the last date on which such Option can be exercised) shall be deemed to be the tenth (10th) Business Day following the date the relevant black-out period or other trading restriction imposed by the Corporation is lifted, terminated or removed. This Section 3.4 is to apply to any deemed Expiry Date (or deemed last date on which an Option can be exercised) determined under this Section 3.4 which itself falls within a black-out period or other trading restriction imposed by the Corporation. Notwithstanding any other provision in this Share Option Plan, the ten day period referred to in this Section may not be extended by the Board.

Section 3.5	Vesting of Option Rights

Except as otherwise provided in Section 3.6, Section 3.7, Section 3.8 and Section 3.9, an Option may be exercised from time to time prior to its Expiry Date:

(a)	as to a number of Shares not exceeding 33 1/3% of the Optioned Shares, at any time after the first year of the term of such Option;

(b)	as to a number of Shares not exceeding an additional 33 1/3% of the Optioned Shares, at any time after the second year of the term of such Option; and
(c)	as to the balance of the Optioned Shares, at any time after the third year of the term of such Option.
Section 3.6	Variation of Vesting Periods

If the Board determines with respect to an Optionee that it is desirable to grant to the Optionee an Option for which the vesting of rights should be other than as provided in Section 3.5 or that it is desirable to alter the vesting periods of any particular Option, it may fix the vesting of that Option before or after its grant in such manner as it determines in its discretion.

Section 3.7	Accelerated Vesting Event

If there occurs an Accelerated Vesting Event each Option held by an Optionee may be exercised by the Optionee at any time or from time to time on or before the 60th day after such event, provided that, with respect to an Option held by an Officer or Employee the Accelerated Vesting Event must have occurred on or before the last day on which the Officer or Employee worked for the Corporation or a Subsidiary.

Notwithstanding the foregoing or any other provision of this Share Option Plan which provides for the automatic acceleration of the vesting of Options, the occurrence of an Accelerated Vesting Event which is a result of the making of a take-over bid (as contemplated in paragraph (i) of the definition of Accelerated Vesting Event) will have no effect on the vesting or the termination of an Option unless such acceleration is also approved by the Board. In such circumstances, the Board will have the power, at its sole discretion and without being required to obtain the approval of shareholders or the holder of any Option, to make such changes to the terms of Options as it considers fair and appropriate in the circumstances, including but not limited to: (a) accelerating the vesting of Options, conditionally or unconditionally; (b) otherwise modifying the terms of any Option to assist the holder to tender into such take-over bid; or (c) following the successful completion of such Accelerated Vesting Event, terminating any Option to the extent it has not been exercised prior to successful completion of the Accelerated Vesting Event. The determination of the Board in respect of any such Accelerated Vesting Event shall for the purposes of this Share Option Plan be final, conclusive and binding.

Section 3.8	Limitation on Right to Exercise

Except as otherwise provided in Section 3.9 or as otherwise approved by the Board, no Option may be exercised by an Optionee after the earliest of:

(a)	the time that the Optionee, if a Director, ceases to be a Director;
(b)	5:00 p.m. (Pacific Standard Time) on the last day on which the Optionee, if an Officer or Employee, worked for the Corporation or a Subsidiary; and
(c)	5:00 p.m. (Pacific Standard Time) on the Expiry Date of the Option,

provided, however, that where a Director is also an Officer, as between Section 3.8(a) and Section 3.8(b), Section 3.8(b) will apply.

Section 3.9     Exceptions to Limitation on Right to Exercise of Directors, Officers and Employees

Notwithstanding Section 3.8, if an Optionee ceases to be a Director, Officer or Employee:

(a)	by reason of his or her death:
(i)	all unvested rights of the Optionee under the Option will be deemed to have become fully vested immediately before the time of his or her death;
(ii)	the personal representatives of the Optionee will be entitled to exercise the Option at any time and from time to time until 5:00 p.m. (Pacific Standard Time) on the earlier of:
(A)	the Expiry Date of the Option; and
(B)	the date which is the first anniversary of the date of death of the Optionee; and
(iii)	the Option may be exercised only as to the number of Optioned Shares in respect of which the Optionee did not exercise the Option before the time of his or her death;
(b)	by reason that he or she has Retired:
(i)	all unvested rights of the Optionee under the Option will be deemed to have become fully vested immediately before the time that he or she Retired;
(ii)	the Optionee will be entitled to exercise the Option at any time and from time to time until 5:00 p.m. (Pacific Standard Time) on the earlier of:
(A)	the Expiry Date of the Option; and
(B)

the date which is the third anniversary of the date on which he or she Retired, provided, however, that if the Optionee dies before the third anniversary of his or her retirement, the personal representatives of the Optionee will be entitled to exercise the Option at any time and from time to time until 5:00 p.m. (Pacific Standard Time) on the earlier of:

(I)	the date which is the first anniversary of the date of death of the Optionee; and

(II)	the date which is the third anniversary of the date on which the Optionee Retired; and
(iii)	the Option may be exercised only as to the number of Optioned Shares in respect of which the Optionee did not exercise the Option before the time that the Optionee Retired;
(c)	by reason that the Optionee has become Totally Disabled:
(i)	all rights of the Optionee under the Option will vest; and
(ii)	the Optionee or, if the Optionee dies after becoming Totally Disabled, the personal representatives of the Optionee, will be entitled to exercise the Option;

on the same terms and conditions as would have applied if the Optionee had continued to be a Director, Officer or an Employee;

(d)	in circumstances in which none of Section 3.9(a), Section 3.9(b), Section 3.9(c), or Section 3.9(e) applies, but subject to Section 3.9(f), by reason of the Optionee:
(i)	if a Director, ceasing to be a Director other than as a result of his or her voluntary resignation as such; or
(ii)	if an Officer or Employee,
(A)	being terminated by the Corporation or a Subsidiary as such other than with just cause; and
(B)	there being no circumstance under which such Optionee’s employment might have been terminated with just cause immediately before the time when the Optionee ceased to be an Officer or Employee;

the Optionee, or if the Optionee dies after ceasing to be a Director, Officer or Employee, the personal representatives of the Optionee, will be entitled to exercise the Option at any time and from time to time until 5:00 p.m. (Pacific Standard Time) on the earlier of:

(iii)	the Expiry Date of the Option; and
(iv)	the day that is 90 days after the date that the Optionee ceased to be a Director, Officer or Employee; and

the Option may be exercised only as to the number of Optioned Shares in respect of which the Optionee was entitled to exercise and did not exercise before ceasing to be a Director, Officer or Employee;

(e)	in circumstances in which none of Section 3.9(a), Section 3.9(b), Section 3.9(c) or Section 3.9(d) applies, by reason of the Optionee:
(i)	if a Director, ceasing to be a Director due to his or her voluntary resignation; or
(ii)	if an Officer or Employee:
(A)	voluntarily terminating his or her employment; and
(B)	there being no circumstance under which such Optionee’s employment might have been terminated for just cause immediately before the time when the Optionee ceased to be an Officer or Employee;

the Optionee, or if the Optionee dies after ceasing to be a Director, Officer or Employee, the personal representatives of the Optionee, will be entitled to exercise the Option at any time and from time to time until 5:00 p.m. (Pacific Standard Time) on the earlier of:

(iii)	the Expiry Date of the Option; and
(iv)	the day that is 30 days after the date the Optionee ceased to be a Director, Officer or Employee; and

the Option may be exercised only as to the number of Optioned Shares in respect of which the Optionee was entitled to exercise and did not exercise before ceasing to be a Director, Officer or Employee; and

(f)	in circumstances in which Section 3.9(d) would otherwise apply, by reason of the Optionee:
(i)	if a Director, ceasing to be a Director; or
(ii)	if an Officer or Employee:
(A)

being terminated by the Corporation or a Subsidiary as such other than with just cause in circumstances under which such Optionee’s employment might not have been terminated with just cause immediately before the time when the Optionee ceased to be an Officer or Employee; or

(B)

voluntarily terminating his or her employment, in circumstances under which such Optionee’s employment might not have been terminated with just cause immediately before the time when the Optionee ceased to be an Officer or Employee;

and effective immediately following the time that the Optionee ceased to be a Director, Officer or Employee, the Corporation or a Subsidiary formally employed such Optionee, the Chief Executive Officer of the Corporation may (in his sole and absolute discretion) permit:

(iii)

the vesting of all unvested rights of the Optionee under the Option which might have otherwise vested in the ordinary course during a period of up to one year after the date on which the Optionee ceased to be a Director, Officer or Employee as if the Optionee had continued to be such for such period of time; and

(iv)

the Optionee, or if the Optionee dies after ceasing to be a Director, Officer or Employee, the personal representatives of the Optionee, to exercise the Option at any time and from time to time until 5:00 p.m. (Pacific Standard Time) on the earlier of:

(A)	the Expiry Date of the Option; and
(B)	the date determined by the Chief Executive Officer of the Corporation, such date to be no more than one year after the date on which the Optionee ceased to be a Director, Officer or Employee; and

the Option may be exercised only as to the number of Optioned Shares in respect of which the Optionee was entitled to exercise and did not exercise:

(v)	in the case where subsection (iii) applies, before the end of the period permitted under subsection (iii); or
(vi)	in the case where subsection (iii) does not apply, before the Optionee ceased to be a Director, Officer or Employee.
Section 3.10	Non Assignability

Except as provided in Section 3.9 or as permitted by applicable regulatory authorities in connection with a transfer to a registered retirement savings plan, registered retirement income fund or tax-free savings account, or the equivalent thereof, established by or for the Optionee or under which the Optionee is the beneficiary, an Option may be exercised only by the Optionee to whom it is granted and will not be assignable.

Section 3.11	Adjustment

The number of Common Shares subject to an Option and the Subscription Price will be subject to adjustment as follows:

(a)

if the Common Shares are subdivided or consolidated after the Effective Date of an Option, or the Corporation pays to holders of Common Shares of record as of a date after the Effective Date of an Option a dividend payable in Common Shares:

(i)

the number of Common Shares which would be acquired on any exercise of the Option thereafter will be adjusted to the number of such Common Shares that the Optionee would hold through the combined effect of such exercise and such subdivision, consolidation or stock dividend if the time of the subdivision or consolidation or the record date of such stock dividend had been immediately after the exercise;

(ii)	the Subscription Price will be adjusted in inverse proportion to the adjustment under subsection (i) in the number of Common Shares that may be acquired or such exercise; and
(iii)	the number of such Common Shares referred to in Section 2.3 and considered as previously allotted for the purposes of applying Section 2.3 will be correspondingly adjusted; and
(b)

if there is any capital reorganization, reclassification or other change or event affecting the Common Shares to which Section 3.11(a) does not apply, the Board will determine whether in the circumstances it is just and equitable that there be some alteration in the securities or other consideration to be acquired by Optionees on the exercise of Options then outstanding and will make such amendments to this Share Option Plan as the Board considers appropriate in the circumstances to ensure a just and equitable result.

The Corporation will not be required to issue any fractional share in satisfaction of its obligations hereunder or make any payment in lieu thereof. Any adjustment with respect to the Subscription Price for and the number of Common Shares subject to an Option granted to an Optionee who is a citizen or resident of the United States will be made so as to comply with, and not create any adverse tax consequences under, sections 424 and 409A of the United States Internal Revenue Code.

Section 3.12	Disputes

If any question arises at any time with respect to the Subscription Price or number of Optioned Shares deliverable upon exercise of an Option in any of the events set out in Section 3.11, such question will be conclusively determined by the Corporation’s auditors, or, if the auditors decline to so act, any other firm of chartered accountants in Vancouver, British Columbia that the Corporation may designate, and such auditors or other firm will have access to all appropriate records and its determination will be binding upon the Corporation and each Optionee.

ARTICLE 4
PROCEDURE

Section 4.1	Option Commitment

Upon the granting of an Option hereunder the Chief Executive Officer of the Corporation will deliver to the Optionee an Option Commitment detailing the terms of the Option and upon such delivery the Optionee will be a participant in this Share Option Plan and have the right to purchase the Optioned Shares at the Subscription Price set out therein, subject to the terms of this Share Option Plan.

Section 4.2	Revised Option Commitment

Upon the occurrence of an event to which Section 3.11 applies, the Chief Executive Officer of the Corporation may, and if so directed by the Board will, deliver to any Optionee with respect to any Option a revised Option Commitment, identified as such, with respect to shares as to which the Option has not been exercised, reflecting the application of Section 3.11 by reason of that event.

Section 4.3	Manner of Exercise

An Optionee being entitled to and wishing to exercise an Option may do so only by delivering to the Corporation or to the Corporation’s designee:

(a)	an exercise form addressed to the Corporation, or its designee, specifying the number of Optioned Shares being acquired pursuant to the Option; and
(b)	a certified cheque or bank draft payable to the Corporation, or its designee, for the aggregate Subscription Price for the Optioned Shares being acquired, and any applicable taxes.
Section 4.4	Share Certificates

Upon an exercise of an Option, and payment of any applicable taxes, the Corporation will direct its transfer agent to issue a share certificate to an Optionee for the appropriate number of Optioned Shares not later than five days thereafter.

ARTICLE 5
GENERAL PROVISIONS

Section 5.1	Effective Date and Implementation of Plan

This Share Option Plan will become immediately effective on the date that Shareholder Approval is received. It is acknowledged that all options outstanding under the Predecessor Plans as at the Effective Date are hereby continued as if issued under, and shall thereafter be governed by the terms and conditions of, this Share Option Plan.

Notwithstanding any other provision of this Share Option Plan, outstanding Options held by persons whose employment was transferred by Superior Plus Corp. (under its previous name, Ballard Power Systems Inc.) to AFCC on January 31, 2008 shall remain in force and will be subject to, and may be exercised by each such person in accordance with, the terms of this Share Option Plan for so long as such person is employed by AFCC or, if later, until such Options may no longer be exercised under the terms of this Share Option Plan. For the purposes of the Options held by such persons, “Employee” shall be read to include such persons for so long as they remain employed by AFCC and “Subsidiary” shall be read to include AFCC.

Section 5.2	Administration

Subject to such limitations as may from time to time be imposed by the Board, the Chief Executive Officer, or his designee, will be responsible for the general administration of this Share Option Plan, the proper execution of its provisions, the interpretation of this Share Option Plan and the determination of all questions arising pursuant to this Share Option Plan, and without limiting the generality of the foregoing, the Chief Executive Officer will have the power to deliver Option Commitments pursuant to this Share Option Plan and to issue Common Shares upon the exercise of Options.

Section 5.3	Withholding

The Corporation shall have the right, and shall have the right to cause the Subsidiaries, to withhold and deduct such amounts in respect of taxes and other amounts as are required by law to be withheld or deducted as a consequence of his or her participation in this Share Option Plan (“Applicable Withholding Tax”), in such manner as it determines, including (without limitation) from the Optionee’s remuneration, by retaining or acquiring any Common Shares, or retaining any other amount payable, which would otherwise be issued or delivered, provided or paid to an Optionee under the Share Option Plan or his or her employment or engagement with the Company. The Corporation may require an Optionee, as a condition to exercise of an Option, to pay or reimburse the Corporation or the Subsidiaries for any such withholding or other required deduction amounts related to the exercise of Options.

Section 5.4	Limitations on Issue under Share Compensation Arrangements

Notwithstanding any other provision of this Share Option Plan, the number of Common Shares:

(a)

issued to Insiders within any one year under this Share Option Plan, when aggregated with the number of Common Shares issued to Insiders within that one year period under all other Share Compensation Arrangements of the Corporation may not exceed 10% of the issued and outstanding Common Shares of the Corporation at that time; and

(b)

issuable to Insiders, at any time, under this Share Option Plan, when aggregated with the number of Common Shares that may be issuable to Insiders under all other Share Compensation Arrangements of the Corporation may not exceed 10% of the issued and outstanding Common Shares of the Corporation at that time.

Section 5.5	Specific Limitations on Issue to Directors

In addition to the limitations set out in Section 5.4, the number of securities (other than securities issued in respect of the relevant Director’s Annual Retainer) issued to any one Director (other than Directors who are also Officers), at any time, under this Share Option Plan, when aggregated with the number of securities that may be issued to such Director under all other Share Compensation Arrangements of the Corporation may not exceed such number of securities in respect of which the underlying Common Shares have a Fair Market Value on the date of grant of such securities of Cdn$100,000.

Section 5.6	Amendment

Notwithstanding any other provision of this Share Option Plan, but subject to any stock exchange or regulatory requirement at the time of any such amendment, the Board may at any time, and from time to time, and without obtaining shareholder approval, amend any provision of this Share Option Plan and/or any Option previously granted including, without limitation, any of the following amendments:

(a)	amendments to the definitions within this Share Option Plan and other amendments of a clerical nature;
(b)

amendments to any provisions relating to the granting or exercise of Options, including but not limited to provisions relating to the term, termination, amount and payment of the Subscription Price, vesting period, expiry or adjustment of Options, provided that, without shareholder approval, such amendment does not entail:

(i)	a change in the number or percentage of Common Shares reserved for issuance under this Share Option Plan;
(ii)	a reduction in the Subscription Price of an Option or the cancellation and reissue of Options;
(iii)	an extension beyond the original Expiry Date of an Option;
(iv)	an increase to the maximum number of Common Shares that may be:
(A)	issued to Insiders within a one-year period; or
(B)	issuable to Insiders at any time,

under Share Compensation Arrangements of the Corporation, which could exceed 10% of the issued and outstanding Common Shares at that time;

(v)

an increase in the maximum number of securities (other than securities issued in respect of the relevant Director’s Annual Retainer) that can be granted to Directors (other than Directors who are also Officers) under Share Compensation Arrangements of the Corporation, which could exceed such number of securities in respect of which the underlying Common Shares have a Fair Market Value on the date of grant of such securities of Cdn$100,000;

(vi)	permitting Options to be transferable or assignable other than for normal course estate settlement purposes; or
(vii)	a change to the amendment provisions of this Share Option Plan;

(c)

the addition or amendment of terms relating to the provision of financial assistance to Optionees or resulting in Optionees receiving any securities of the Corporation, including pursuant to a cashless exercise feature;

(d)

any amendment in respect of the persons eligible to participate in this Share Option Plan, provided that, without shareholder approval, such amendment does not permit non-employee directors to re-gain participation rights under this Share Option Plan at the discretion of the Board if their eligibility to participate had previously been removed or increase limits previously imposed on non-employee director participation;

(e)

such amendments as are necessary for the purpose of complying with any changes in any relevant law, rule, regulation, regulatory requirement or requirement of any applicable stock exchange or regulatory authority; or

(f)	amendments to correct or rectify any ambiguity, defective provision, error or omission in this Share Option Plan or in any agreement to purchase Options.
Section 5.7	Plan Termination

The Board may terminate this Share Option Plan, or any portion of it, at any time, but no termination will, without the consent of the Optionee or unless required by law, adversely affect the rights of an Optionee hereunder.

Section 5.8	Notice

Any notice, demand or communication (“Notice”) required or permitted to be given hereunder shall be in writing and shall be sufficiently given if delivered:

(a)	if to the Corporation to its Corporate Secretary at its head office; and
(b)

if to an Optionee or to his or her personal representative to the Optionee or personal representative in person or at the Optionee’s last known address shown in the records of the Corporation or any Subsidiary.

Any Notice so given shall be deemed conclusively to have been given and received when so delivered.

Section 5.9	No Other Rights

Nothing contained in this Share Option Plan and no grant of Options pursuant to this Share Option Plan will confer upon any Optionee any right to be retained as an Employee, Officer or Director of the Corporation or a Subsidiary. For greater certainty, a period of notice, if any, or payment in lieu thereof, upon termination of employment, wrongful or otherwise, shall not be considered as extending the period of employment for purposes of this Share Option Plan. Participation in this Share Option Plan by an Optionee will be voluntary. Options are not Common Shares, and the grant of Options to an Optionee does not entitle such Optionee to any rights as a shareholder of the Corporation.

Section 5.10	No Representation or Warranty

The Corporation makes no representation or warranty as to the future market value of Common Shares issued in accordance with the provisions of this Share Option Plan.

Section 5.11	Prohibition on Price Amendment

Subject to Section 3.11 and Section 5.13, the Subscription Price under an Option that has been issued may not, after the issue of the Option, be reduced.

Section 5.12	Audit

The Corporation reserves its right to review and audit all records of an Optionee regarding the purchase or sale of Common Shares in connection with the exercise of any Options.

Section 5.13	Compliance with Legislation
(a)

This Share Option Plan, Option Commitments and the grant and exercise of Options hereunder and the Corporation’s obligation to deliver Common Shares upon exercise of Options shall be subject to all Applicable Laws. The Corporation shall not be obligated by any provision of this Share Option Plan or any Option Commitment or the grant of any Option hereunder to issue Common Shares in violation of any Applicable Law. In this connection the Corporation shall, to the extent necessary, take all reasonable steps to comply with all Applicable Laws.

(b)

Subject to Section 5.6, the Corporation may, at any time and from time to time, postpone or adjust the exercise of any Option or the issuance of any Common Shares or adjust the Subscription Price of any Option pursuant to this Share Option Plan as the Board in its discretion may deem necessary in order to comply with any Applicable Law.

(c)

If the Common Shares are listed on a stock exchange, the Corporation will have no obligation to issue any Common Shares pursuant to this Share Option Plan unless the Common Shares have been duly listed, upon official notice of issuance, on the stock exchange on which the Common Shares are listed for trading.

(d)

None of the Corporation, the Board, the Directors, the Chief Executive Officer or any person acting pursuant to authority delegated by it hereunder shall be liable to an Optionee or any other person for any action taken (whether before or after the grant of any Option) in connection with this Share Option Plan in order to comply with Applicable Law.

Section 5.14	Severance

If any provision of this Share Option Plan shall be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Share Option Plan and the remaining provisions shall continue in full force and effect.

Section 5.15	Unfunded Plan

This Share Option Plan is unfunded. The Corporation shall not set aside any funds to satisfy the obligations of this Share Option Plan.

Section 5.16	Governing Law

This Share Option Plan will be construed in accordance with and the rights of the Corporation and each Optionee will be governed by the laws of British Columbia and the laws of Canada applicable therein.

Section 5.17	Adoption of Share Option Plan

The creation of this Share Option Plan has been duly authorized by the Board.

SCHEDULE “A”

CONSOLIDATED SHARE OPTION PLAN

OPTION COMMITMENT

Notice is hereby given that, effective _______________________ (the “Effective Date”) Ballard Power Systems Inc. (the “Corporation”), pursuant to the Corporation’s Consolidated Share Option Plan (the “Plan”), as it may have been amended to the Effective Date, granted to ______________________________ (the “Optionee”), an Option (the “Option”) to acquire up to _______________ Common Shares in the capital of the Corporation (the “Optioned Shares”) on or before _____________________________ at a Subscription Price of [Cdn. or U.S.]$_______________ per share.

The grant of the Option is made on and subject to the vesting provisions and other terms and conditions of the Plan, which are incorporated by reference herein. The number of Optioned Shares will be adjusted if and to the extent required in accordance with Section 3.11 of the Plan.

To exercise the Option, the Optionee must deliver to the Corporation, or its designee at its head office a written notice addressed to the Corporation specifying the number of Optioned Shares that the Optionee wishes to acquire, together with a certified cheque or bank draft payable to the Corporation, or its designee, for the aggregate Subscription Price for such shares and any applicable taxes due upon exercise of the option. A share certificate evidencing the Optioned Shares thereby acquired will be issued to the Optionee by the Corporation’s transfer agent in accordance with the Plan.

BALLARD POWER SYSTEMS INC.

_________________________________________

Chief Executive Officer